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                                                                   Exhibit 99(a)

NEWSRELEASE                                                           [LOGO]
                                                                HUNTINGTON BANKS



FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION, CONTACT:
SUBMITTED:  SEPTEMBER 30, 1997              LAURIE COUNSEL    (614) 480-3878
                                            CHERI GRAY        (614) 480-3803


                  HUNTINGTON BANCSHARES COMPLETES ACQUISITION

                       OF FIRST MICHIGAN BANK CORPORATION

         COLUMBUS, Ohio -- Huntington Bancshares announced today the completion of its acquisition of First Michigan Bank Corporation based in Holland, Michigan. Terms of the agreement called for First Michigan shareholders to receive 1.155 shares of Huntington Bancshares common stock for each share of First Michigan. The value of the transaction is approximately $1.2 billion.

         "We are pleased to have First Michigan Bank Corporation join the Huntington family," said Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "We hope First Michigan's customers and shareholders are as excited as we about the opportunities that lie ahead.

         "The similar strategies of these two organizations make this a valuable alliance in the Michigan market. Both have been focusing on enhancing the sales culture, alternative delivery channels, and working diligently to meet the ever-changing needs of the customer."

         With over 131 years of serving the financial needs of its customers, Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio with assets in excess of $25 billion. The Huntington provides innovative products and services through its 527 offices in Ohio, Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Pennsylvania, South Carolina, Virginia and West Virginia. The Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,000 ATMs and its Web Bank at www.huntington.com. Corporate communications and financial information are also available at this web site address. Publicly traded as NASDAQ:HBAN, the stock is included in the S&P 500 Index.

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